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                                                                     EXHIBIT 6.2



                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT (the "Agreement") is dated as of May 28, 1999, between DebitFone International, Inc., a Florida corporation, Satellite Control Technology, Inc., a Nevada corporation ("the Companies"), and Merritt Jesson ("Employee").

     WHEREAS, the Companies are presently in the business of selling and reselling domestic and international telecommunications services; and

     WHEREAS, Employee desires to become employed by the Companies as President/CEO for the Companies and the Companies desire to employ Employee in such capacity pursuant to the terms hereof; and

     WHEREAS, in such capacity, Employee has agreed to be responsible for all day-to-day operations of the Companies as more fully provided herein, all subject to the direction of the Board of Directors of Satellite Control Technology, Inc., the Parent Company.

     NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and other good and valuable consideration, the adequacy of which the parties hereby acknowledge, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. EMPLOYMENT OF EMPLOYEE. The Companies hereby employ Employee, and Employee hereby accepts employment, as President/CEO of the Companies upon the terms and conditions of this Agreement.

     2. TERMS OF AGREEMENT. This Agreement shall remain in force and effect for a five (5) year period commencing on June 1, 1999 (the "Employment Date") and ending at the close of business on May 31, 2002, unless sooner terminated pursuant to paragraph 9 below (the "Initial Term"). At the end of the Initial Term, the Companies may, in its sole discretion, extend the term of this Agreement for up to three additional successive one-year periods (each such one-year period referred to herein as a "Renewal Term") by providing written notice to the Employee at least ninety (90) days prior to the expiration of the Initial Term or of any Renewal Term, as applicable. (The Initial Term together with any Renewal Term(s) granted by the Companies is sometimes collectively referred to herein as the "Term").

     3. EMPLOYEE'S DUTIES. During the Term of this Agreement, Employee shall serve as President/CEO for the Companies, and be responsible for all the day-to-day activities of the companies. All activities including but not limited to the foregoing activities shall be conducted by Employee under the direction of and subject to the control of the Board of Directors of Satellite Control Technology, Inc., the Parent Company.

     4. LOYALTY TO THE COMPANY. Employee shall devote his full time, attention and efforts to the business and affairs of the Companies and to the performance of his duties and responsibilities during the Term hereof. Employee shall owe his full loyalty to the Companies and shall not engage in any


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activity or enter into any transaction that would or might constitute a conflict of interest, or the appearance thereof, with the duties and loyalties owed by him to the Companies. Without limiting the foregoing, Employee agrees that during the Term of this Agreement, Employee will not engage in any business activity other than those duties described in this Agreement, whether or not such business is pursued for gain or profit, or other pecuniary advantage. However, Employee may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made, provided that such investments are not wholly or in part based upon confidential information obtained in his employment with the Companies. If any such investment is contemplated to be made with a competitor of the Companies, the specific nature and amount of the investment shall be disclosed to the Companies in writing prior to such investment and such investment may not be made without the prior approval in writing of the Board of Directors of the Parent Company.

     5.   SALARY.

     (a) BASE SALARY. In consideration of the performance by the Employee of the duties and obligations contained in this Agreement, the Company shall pay Employee an initial gross salary of $104,000 per year, payable bi-monthly in accordance with the normal payroll practices of the Company. Any amounts shall be prorated for periods less than a month. Salary payments shall be subject to withholding and other applicable taxes. The aforementioned initial salary will be subject to review by the Companies, which may decide, in its sole discretion to raise such salary. Such review shall occur annually on or about each Employment Date anniversary.

     6.   BONUS ELIGIBILITY.

          (a) STOCK OPTIONS. In addition to the base salary described in paragraph 5 above, Employee shall be eligible to receive an option to purchase up to 500,000 shares of the common stock of SATX annually commencing on the first anniversary date of this Agreement. The exercise price of the options shall be fifty cents ($.50) per share in year one. Thereafter, the exercise price of the options shall be as follows:

               Year 2. Sixty percent (60%) of the trading price as of the date of the grant.
               Year 3. Seventy percent (70%) of the trading price as of the date of the grant.
               Year 4. Eighty percent (80%) of the trading price as of the date of the grant.
               Year 5. Ninety percent (90%) of the trading price as of the date of the grant.

               The actual number of shares awarded to Employee each year shall be dependent upon the pre-tax profit of SATX. For example, should SATX meet its projected pre-tax profit (as approved by the Board of Directors) for the year, Employee shall be entitled to an option grant of 500,000 shares. However, if SATX's pre-tax profit is only 50% of projections, then Employee shall be entitled to a grant of 250,000 shares. Employee shall not be entitled to more than 500,000 shares if SATX exceeds the projection.



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               The option shall fully vest upon the date of the grant and shall expire if not exercised within five (5) years of the date of the grant.

          (b) ADDITIONAL BONUS. The Employee may be eligible for an additional performance bonus with an equivalent value of thirty percent (30%-50%) of the Employee's base salary on a quarterly basis. The Companies shall determine Employee's eligibility for such additional bonus based upon certain performance criteria described in Exhibit A, (SATX projected pre-tax profit as approved by the Board of Directors). The performance criteria shall be evaluated by the Company achieving (80%-120%) of the projected pre-tax profits in such exhibit on a quarterly basis. If the Companies determine that such performance goals have been achieved, the Employee shall have the option to receive the bonus in cash or common stock in the Parent Company; (SATX) at 90% of average market price of the shares of the Company over last thirty (30) days prior to issue. If at the end of the year volumes are made up to cover any quarters that volumes were not met and the bonus was not paid, the company will offer the bonus for that quarter. As additional responsibilities for assumed acquisitions by (SATX) occur projections will be subsequently attached as exhibits to this contract and bonus eligibility will be the same formula as for DebitFone International, Inc. The sliding scale used in the calculation of bonus is:

               Level of Company Performance             80%       100%      120%

               Payout % of Employee annual salary       30%        40%       50%

     7. BENEFITS. Employee shall be entitled to receive benefits made available to other executive officers within the Companies consistent with the policies and practices of the Company effected from time to time. As of the Employment Date, these benefits include insurance benefits.

     8. BUSINESS EXPENSES. Employee may incur expenses in connection with the performance of his duties as President/CEO for the Companies, including expenses for business travel, meals, lodging and similar items. The Companies will reimburse Employee for all such customary, reasonable and necessary expenses upon Employee's periodic presentation of an itemized and documented account of such expenditures and in accordance with the Company's expense reimbursement policies, which are in effect at the time the expense is incurred.

     9.   TERMINATION.

          (a)  TERMINATION BY THE PARENT COMPANY; (SATX).

               i. FOR CAUSE. The Parent Company may terminate the Employee's employment with the Companies at any time for "cause," which termination shall be effective immediately upon written notice to Employee. The Companies shall pay base salary through the date of termination and have no further obligations to Employee as of the date of termination. For purposes of this Agreement, "cause" is defined to mean such act, omission or course of conduct which the Companies determine is (1) a willful violation of any of the provisions of this Agreement; (2) willful misconduct



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               which is demonstrably injurious to the Companies, monetarily or otherwise; (3) the commission of a felony involving the Companies and/or its business and suggesting moral turpitude on the part of the Employee, whether or not the Employee ultimately is indicted, arraigned or convicted; (4) improper or unethical business activity, including, but not limited to, the Employee's fraud, misappropriation, embezzlement, dishonesty, unlawful harassment, or gross negligence; (5) lack of sufficient effort or willful neglect in the performance of his duties; or (6) inability to perform the essential functions of the job, even with reasonable accommodation by the Companies, due to disability of thirty days or more.

               ii. WITHOUT CAUSE. The Parent Company may terminate the Employee's employment with the Companies without cause, effective upon thirty (30) days written notice to Employee. Employee shall be entitled to (a) continuation of compensation as provided in Paragraph 5 for a period of one year from the date of termination and COBRA benefits. In such event, Employee, if requested by the Companies, shall continue to render his services and shall be paid his regular salary and receive his normal benefits up to the effective date of termination. All stock options in employment agreement shall be considered vested at the time of termination.

          (b) TERMINATION BY EMPLOYEE. Employee may terminate his employment under this Agreement at any time upon thirty (30) day's notice to the Companies. In such event, Employee, if requested by the Companies, shall continue to render his services and shall be paid his regular salary and receive his normal benefits only up to the effective date of termination. The Company's salary obligations to the Employee shall cease as of the effective date of termination, paragraph 6 shall continue in effect for the original term of employment agreement.

          (c) TERMINATION UPON DEATH. This Agreement shall terminate automatically upon the death of Employee during the Term hereof, and all salary payments shall immediately cease upon death. All bonus eligibility shall be considered vested as per paragraph 6.

     10.  RESTRICTIVE COVENANTS.

          (a) COVENANT NOT TO COMPETE. Employee acknowledges that as President/CEO, Employee shall be engaged, without limitation, in, and performing the other duties set forth in Paragraph 3 herein. Employee also acknowledges that the Companies are currently engaged in selling and reselling domestic and international telecommunication service (the "Services"). Employee agrees that, during the term of his employment and for a period of one year after the expiration or termination of his employment with the Companies, whether such termination is voluntary or involuntary, with or without cause, he shall not, either directly or indirectly, for himself or through, on behalf of, or in conjunction with any other person or legal entity, perform services for any other business engaged in providing the Services.

          (b) NON-INTERFERENCE WITH EMPLOYEES. During the term of Employee's employment and for a period of one year after the expiration or termination of his employment with the



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               Companies, whether such termination is voluntary or involuntary, with or without cause, Employee will not, directly or indirectly, on his own behalf or on behalf of or in conjunction with any person or legal entity other than the Companies, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee of the Companies to become employed by or to be engaged in a business engaged in providing the Services.

          (c) NON-SOLICITATION COVENANT. Employee agrees that during the term of his employment and for a period of one year after the expiration or termination of his employment by the Companies, whether such termination is voluntary or involuntary, with or without cause, Employee will not, directly or indirectly, on his own behalf or on behalf of or in conjunction with any person or entity other than the Companies, actively solicit the business or patronage of any of the clients, customers or accounts of the Companies served by Employee during the term of this Agreement.

          (d) NON-DISCLOSURE COVENANTS. Employee acknowledges that as an integral part of the Company's business, the Companies have developed, and will develop, at a considerable investment of time and expense, plans, procedures, methods of operation, methods of production, financial data, lists of actual and potential customers, suppliers, marketing strategies, plans for development and expansion, customer and supplier data, and other confidential and sensitive information, and Employee acknowledges that the Companies have legitimate business interest in protecting the confidentiality of such information. Employee acknowledges that as President/CEO for the Companies, he will be entrusted with such information. Employee, therefore, acknowledges a continuing responsibility with respect to the protection of the information and agrees:

               i. "Trade Secrets" shall be defined as information, without regard to form, belonging to the Companies or licensed by it including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers of suppliers which is not commonly known by or available to the public and which information: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

               ii. "Confidential Information" shall be defined as any information belonging to the Companies or licensed by it other than Trade Secrets with its material to the Companies and not generally known by the public.


               iii. Employee will treat as confidential and will not, without the prior written approval of the Companies, use (other than in the performance of his duties of employment with the Company), publish, disclose copyright or authorize anyone else to use, publish, disclose or copyright, either during the term of Employee's employment or at any time subsequent thereto, any information which constitutes



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                    Trade Secrets of the Companies whether or not the Trade
                    Secrets are in written or tangible form.

               iv. Employee will treat as confidential and will not, without the prior written approval of the Companies, use (other than in the performance of his duties of employment with the Companies), publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Confidential Information either during the term of his employment or for two (1) year after termination of employment, whether voluntary or involuntary, with or without cause, and whether or not the Confidential Information is in written or other tangible form.

               v. All records, notes, files, drawings, documents, plans and like items, and all copies thereof, relating to or containing or disclosing Confidential Information or Trade Secrets of the Companies which are made or kept by Employee or which are disclosed to or come into the possession of Employee, shall be and remain the sole and exclusive property of the Companies. Upon termination of employment, Employee agrees to deliver to the Companies or their designee, the originals and all copies of any of the foregoing.

     11. PROPRIETARY RIGHTS IN DEVELOPMENTS. In the course of rendering his services to the Companies, Employee may conceive, create or develop or invent ideas, concepts, methods of operation, processes, programs or other matter or material, whether or not constituting an advance to, or an improvement of, or pertaining to existing Companies proprietary matter (all of which are hereinafter referred to as "Developments"). All Developments shall constitute Confidential Information (and may constitute Trade Secrets) and shall be subject to all of the restrictions imposed on Employee pursuant to this Agreement. In addition, all Developments and all rights therein throughout the world constitute works made for hire and in all circumstances shall be and remain the sole and exclusive property of the Companies whether or not protectible under any laws now known or hereafter applicable, including but not limited to patent, copyright, trademark or trade secret laws.

     (a) ASSIGNMENT BY EMPLOYEE OF ALL RIGHTS IN DEVELOPMENTS. Employee hereby assigns to the Companies all rights throughout the world, however, denominated (whether under patent, copyright, trademark, trade secret or like or different laws), in all media now known or hereafter recognized, in and to each such Development. This assignment is not intended to derogate any rights the Companies have as an author of a work made for hire. In order to fully effectuate these provisions, Employee hereby represents and warrants, that, with respect to each such Development: (i) to the extent of Employee's contribution, all such matter is original and does not and will not infringe or violate the rights of any other person or entity; and (ii) that neither Employee nor anyone on his behalf have granted or will grant or purport to grant to any other person or entity any rights, in whole or in part, in and to such Developments.

     (b) COOPERATION. Employee shall, during and after termination of Employee's employment, cooperate with the Companies in the prosecution or defense of any claims, litigation, or other proceedings involving the Developments and provide such information and execute such documents as the Companies may reasonably request to confirm, implement or



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          enforce its rights in such Developments. The Companies shall be responsible for the expenses associated with the filing of any patent, copyright, trademark or like applications.

     12. REMEDIES FOR BREACH. In the event of Employee's actual or threatened breach of the provisions of Paragraphs 10 or 11, the Companies, in addition to all other rights, shall be entitled to an injunction-restraining Employee therefrom. Nothing herein shall be construed as prohibiting the Companies from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages from Employee. This provision shall remain in full force and effect in the event Employee should claim that the Companies violated any of the terms of this Agreement. In such event, Employee agrees to pursue such claim against the Companies independently of his covenants set forth in such Paragraphs.

     13. GOVERNING LAW. This Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of Florida, not including its conflicts of law principles.

     14. RIGHT OF OFFSET. In the event Employee violates any of the terms or conditions of this Agreement, the Companies shall have the right, in addition to and not in lieu of all other rights at law or in equity, to offset the amount of any damages caused by such breach or violation against any sums due or to become due to Employee under the terms of this Agreement.

     15. NOTICE. Any notice required or desired to be given under this Agreement shall be deemed given in writing and hand-delivered or sent by Certified mail to his address shown herein below in the case of Employee, or to its principal office in the case of the Companies.

     16. NO WAIVER BY COMPANIES. The waiver by the Companies of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Companies.

     17. ASSIGNMENT. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Companies under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Companies.

     18. SEVERABILITY. Should any part of this Agreement, for any reason, be declared invalid by an arbitrator or a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, that in the event of declaration of invalidity, the provision declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the parties to the extent such provision is valid and enforceable.

     19. COMPLETE AGREEMENT. This Agreement shall constitute the entire agreement between the parties hereto and shall supersede all previous negotiations, commitments and writings with respect



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to Employee's employment. Any subsequent alteration or modification to this
Agreement must be made in writing and signed by both parties.

     EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR ANY OTHER INDIVIDUAL FROM WHOM HE WISHED TO OBTAIN ADVICE
CONCERNING THIS AGREEMENT. EMPLOYMENT STATES THAT HE HAS CAREFULLY READ THE WITHIN AND FOREGOING "EMPLOYMENT AGREEMENT" AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT HE IS EXECUTING THE SAME AS HIS OWN FREE ACT AND DEED.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


COMPANY:                                EMPLOYEE:

DEBITFONE INTERNATIONAL, INC.           MERRITT JESSON
a Florida corporation

By: /s/ MERRITT JESSON                  /s/ MERRITT JESSON
   --------------------------           -------------------------
        Merritt Jesson
Its:    President/CEO


SATELLITE CONTROL TECHNOLOGIES, Inc.,
a Nevada corporation

By: /s/ KOSTI SHIRVANIAN                /s/ JOHN HARTUNIAN
   --------------------------           -------------------------
        Kosti Shirvanian                    John Hartunian
Its: Majority Stockholders


By: /s/ KHOREN SHAGINIAN
   --------------------------
   Khoren Shaginian, Director




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